UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2020

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38108	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2200, Atlanta, GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0000001 per share	CMLS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On March 19, 2020, Cumulus Media Inc. (the “Company”), announced the appointment of Francisco (“Frank”) J. Lopez-Balboa, as the Company’s Executive Vice President and Chief Financial Officer, effective March 23, 2020. In this capacity, Mr. Lopez-Balboa will be the Company’s principal financial officer and principal accounting officer, replacing Sallie Kimbrough, who has temporarily been serving in those capacities. Ms. Kimbrough will continue to serve as the Company’s Chief Accounting Officer and Vice President, Finance, reporting to Mr. Lopez-Balboa.

Mr. Lopez-Balboa, age 59, previously served as Executive Vice President and Chief Financial Officer of Univision Communications Inc., a media company focusing on Spanish-language programming, from 2015 to 2018, where he oversaw corporate finance, treasury, risk management, investor relations, financial planning, audit and tax functions, as well as real estate and corporate business development. Prior to his service at Univision, Mr. Lopez-Balboa was a Managing Director at Goldman Sachs & Co., a global investment bank, focusing on the telecommunications, media and technology industries. Mr. Lopez-Balboa graduated from Columbia University with a B.A. in Economics and received his M.B.A. from Harvard Business School. Mr. Lopez-Balboa is an Emeritus member of the Board of Visitors of Columbia College in New York and a trustee of St. Mark’s School in Southborough, Massachusetts.

Mr. Lopez-Balboa is not party to any transactions with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934.

A copy of the Company’s press release announcing the appointment of Mr. Lopez-Balboa is filed herewith as Exhibit 99.1.

Chief Financial Officer Employment Agreement

On March 19, 2020, the Company entered into an employment agreement with Mr. Lopez-Balboa. The agreement has an initial term of three years and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreement, Mr. Lopez-Balboa is entitled to receive an annual base salary of $800,000, effective as of the commencement of Mr. Lopez-Balboa’s employment, and subject to increase from time to time by the compensation committee of the Board of Directors of the Company (the “Board”).

The agreement also provides that Mr. Lopez-Balboa will be eligible for an annual cash bonus based upon achievement of annual performance goals for him individually and/or the Company, as determined by the Board’s compensation committee each year. The annual cash bonus would be calculated as a percentage of Mr. Lopez-Balboa’s base salary, with a target award opportunity of 100% of his base salary and a maximum award opportunity of 150% of his base salary. Notwithstanding these target and maximum award opportunities, the Board’s compensation committee may adjust upward the target and maximum award opportunities for Mr. Lopez-Balboa for each year. Mr. Lopez-Balboa is also eligible to participate, at the discretion of the compensation committee of the Board, in the Company’s equity-based incentive award plans, as may be in effect from time to time.

Mr. Lopez-Balboa will also receive an initial grant of options to purchase 60,000 shares of the Company’s Class A common stock at an exercise price equal to not less than fair market value on the day of the grant, subject to vesting and exercise conditions to be contained in the award agreement pertaining to such grant. In addition, Mr. Lopez-Balboa will receive a one-time grant of 60,000 restricted share units, subject to the terms and conditions contained in the restricted stock unit agreement pertaining to such units.

The agreement further provides that in the event the Company terminates Mr. Lopez-Balboa’s employment without “cause” (including the Company notifying Mr. Lopez-Balboa of the Company’s intent to not renew such agreement) or if Mr. Lopez-Balboa terminates his employment for “good reason” (as these terms are defined in the agreement) during the term of the agreement, Mr. Lopez-Balboa will be entitled to the following:

•	an amount equal to a multiple (the “severance multiplier”) of the sum of Mr. Lopez-Balboa’s annual base salary and target bonus award opportunity then in effect. The severance multiplier is 1.5;

•

a lump-sum payment equal to the pro rata amount of the annual bonus Mr. Lopez-Balboa would have received if he had remained employed by the Company through the last day of the calendar year of termination, based on actual performance through the applicable performance period; and

•	continued participation by Mr. Lopez-Balboa and his dependents in the Company’s medical, dental, vision and hospitalization plans for 12 months.

In the event that, within 12 months following a change of control or within three months prior to a change in control, (A) the Company terminates Mr. Lopez-Balboa’ employment without cause or (B) Mr. Lopez-Balboa terminates his employment for good reason, Mr. Lopez-Balboa will be entitled to the same payments and benefits as described above, except the severance multiplier will be 2.0, 100% of Mr. Lopez-Balboa’s equity awards will vest immediately and become exercisable, with any performance conditions or restrictions on exercise deemed satisfied and Mr. Lopez-Balboa and his dependents may continue to participate in the Company’s medical, dental, vision and hospitalization plans for a period of 18 months.

The agreement further provides that if Mr. Lopez-Balboa is terminated with cause or he terminates his employment without good reason, then the Company is only obligated to pay Mr. Lopez-Balboa any base salary, bonus payments for any completed fiscal year and unreimbursed expenses that were accrued, but unpaid, through the date of termination or resignation (the “Accrued Benefits”). If Mr. Lopez-Balboa’s employment is terminated due to death or disability, Mr. Lopez-Balboa is entitled to a pro rata amount of the annual bonus Mr. Lopez-Balboa would have received if he had remained employed by the Company through the last day of the calendar year of termination, based on actual performance through the applicable performance period, in addition to the Accrued Benefits.

In the event of a termination by the Company without cause, by non-renewal of his agreement, or a termination by Mr. Lopez-Balboa for good reason, the Company will not be obligated to pay to Mr. Lopez-Balboa any amounts other than the Accrued Benefits unless Mr. Lopez-Balboa (or his representative) executes in favor of the Company a general release of any claims against the Company.

In addition, payments and benefits under the employment agreement in the event of a termination by the Company without cause or by non-renewal of his employment agreement, or a termination by Mr. Lopez-Balboa for good reason are subject to compliance by Mr. Lopez-Balboa with the confidentiality, non-competition and non-solicitation covenants in the agreement.

The foregoing description of the employment agreement is qualified in its entirety by reference to the Form of Executive Vice President and Chief Financial Officer Employment Agreement, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein.

Chief Executive Officer Employment Agreement

On March 19, 2020, the Company also entered into a new employment agreement with Mary G. Berner, the Company’s President and Chief Executive Officer, which, among other things, extended the term of her employment to December 31, 2022. The employment agreement is effective as of January 1, 2020 and supersedes all terms of any previous employment agreements between the Company and Ms. Berner. The agreement has an initial term that expires on December 31, 2022 and contains a provision for automatic extensions of one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the agreement, Ms. Berner is entitled to receive an annual base salary of $1,450,000, subject to increase from time to time by the Board.

The agreement also provides that Ms. Berner will be eligible for an annual cash bonus based upon achievement of annual performance goals for Ms. Berner and/or the Company, as determined by the Board’s compensation committee each year. The annual cash bonus will be calculated as a percentage of Ms. Berner’s base salary, with a target award opportunity of 100% of Ms. Berner’s base salary and a maximum award opportunity of 150% of Ms. Berner’s base salary. Notwithstanding these target and maximum award opportunities, the Board’s compensation committee may adjust upward the target and maximum award opportunities for Ms. Berner for each year. Ms. Berner is also eligible to participate, at the discretion of the compensation committee of the Board of Directors, in the Company’s equity-based incentive award plans, as may be in effect from time to time.

The agreement further provides that in the event the Company terminates Ms. Berner’s employment without “cause” (including the Company notifying Ms. Berner of the Company’s intent to not renew such agreement) or if Ms. Berner terminates her employment for “good reason” (as these terms are defined in the agreement) during the term of the agreement, Ms. Berner will be entitled to the following:

•	an amount equal to a multiple (the “severance multiplier”) of the sum of Ms. Berner’s annual base salary and target bonus award opportunity then in effect. The severance multiplier is 1.5;

•

a lump-sum payment equal to the pro rata amount of the annual bonus Ms. Berner would have received if she had remained employed by the Company through the last day of the calendar year of termination, based on actual performance through the applicable performance period;

•

unless otherwise agreed by the parties, immediate vesting of 50% of any equity awards that are unvested on the date of termination, subject to any performance conditions or restrictions on exercise contained in the applicable award agreements, with the remaining 50% of such awards being forfeited; provided, however, that if such termination occurs during the six-month period immediately preceding a change in control (as defined in the agreement), then 100% of any unvested equity awards will become fully vested and exercisable, with any performance conditions or restrictions on exercise deemed satisfied, upon the consummation of the change in control; and

•	continued participation by Ms. Berner and her dependents in the Company’s medical, dental, vision and hospitalization plans for 18 months.

In the event that the Company terminates Ms. Berner’s employment without cause or elects not to renew Ms. Berner’s agreement, or Ms. Berner terminates her employment for good reason within 12 months following a change in control, Ms. Berner will be entitled to the same payments and benefits as described above, except the severance multiplier will be 2.5, 100% of Ms. Berner’s equity awards will vest immediately and become exercisable, with any performance conditions or restrictions on exercise deemed satisfied and Ms. Berner and her dependents may continue to participate in the Company’s medical, dental, vision and hospitalization plans for a period of 24 months.

The agreement further provides that if Ms. Berner is terminated with cause or she terminates her employment without good reason, then the Company is only obligated to pay Ms. Berner any base salary, bonus payments for any completed fiscal year and unreimbursed expenses that were accrued, but unpaid, through the date of termination or resignation (the “Accrued Benefits”). If Ms. Berner’s employment is terminated due to death or disability, Ms. Berner is entitled to a pro rata amount of the annual bonus Ms. Berner would have received if she had remained employed by the Company through the last day of the calendar year of termination, based on actual performance through the applicable performance period, in addition to the Accrued Benefits.

In the event of a termination by the Company without cause, by non-renewal of Ms. Berner’s agreement, or a termination by Ms. Berner for good reason, the Company will not be obligated to pay to Ms. Berner any amounts other than the Accrued Benefits unless Ms. Berner (or her representative) executes in favor of the Company a general release of any claims against the Company.

In addition, payments and benefits under the employment agreement in the event of a termination by the Company without cause or by non-renewal of her agreement, or a termination by Ms. Berner for good reason are subject to compliance by Ms. Berner with the confidentiality, non-competition and non-solicitation covenants in the agreement.

The foregoing description of the employment agreement is qualified in its entirety by reference to the Form of President and Chief Executive Officer Employment Agreement, a copy of which is filed as Exhibit 10.2 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Executive Vice President and Chief Financial Officer Employment Agreement

10.2	Form of President and Chief Executive Officer Employment Agreement

99.1	Press Release dated March 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

March 19, 2020	By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Executive Vice President, General Counsel and Secretary